Registration No. __________

     UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________

Vectren Corporation
(Exact Name of Registrant as Specified in its Charter)

Indiana	35-2086905
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification Number

One Vectren Square
Evansville, Indiana 47708
(812) 491-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Ronald E. Christian,
Executive Vice President, Chief Legal and External Affairs Officer and Secretary
One Vectren Square
Evansville, Indiana 47708
(812) 491-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________

With copies to:

Steven W. Thornton, Esq.
David P. Hooper, Esq.
Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, Indiana 46204
(317) 236-1313
____________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

____________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock,	1,000,000 shares	$45.07	$45,070,000	$5,238
without par value

(1)
Pursuant to Rule 416(a) the number of shares being registered under this registration statement shall include an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends, or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to paragraph (c) of Rule 457 of the Securities Act, based upon the average of the reported high and low sales prices for a share of Vectren Corporation common stock on November 3, 2014, as reported on the New York Stock Exchange, which date is within five business days prior to the date of the filing of this registration statement.

(3)
Pursuant to Rule 457(p) under the Securities Act of 1933, the registration fee has been offset by registration fees of $2,430 paid by the registrant with respect to 738,709 unsold shares of common stock that were previously registered pursuant to an expiring registration statement on Form S-3 (Registration No. 333-178101) filed by the registrant on November 10, 2011. The remaining $2,808 of the registration fee has been paid with this filing.

PROSPECTUS

VECTREN CORPORATION
AUTOMATIC DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
1,000,000 SHARES OF COMMON STOCK, WITHOUT PAR VALUE

Vectren Corporation (“Vectren” or “the Company”) hereby offers to current and potential shareholders, including eligible employees of the Company and those of its wholly-owned subsidiaries as shall be designated from time to time by the Chief Executive Officer of Vectren, the opportunity to purchase shares of the Company’s Common Stock, without par value (“Common Stock” or “shares”), through an Automatic Dividend Reinvestment and Stock Purchase Plan (“Plan”). Plan highlights include:

•	Reinvested dividends will be invested in Common Stock on the dividend payment date usually March 1, June 1, September 1 and December 1 or on the next trading day if such date is not a trading day.

•	Voluntary cash payments will be invested in Common Stock on the first day of each month or on the next trading day if such date is not a trading day.

•	Common Stock issued under the Plan will be done through either open market purchases or new issue shares, as determined at the Company’s sole discretion.

•
Reinvested dividends and voluntary cash will be invested at a price equal to (a) in the case of shares purchased on the open market, the weighted average price of Common Stock purchased by the Plan Administrator on the investment date, or (b) in the case of new issue shares, the closing price of Common Stock as reported on the New York Stock Exchange-Composite Transactions on the investment date. (Refer to Question 13.)

•	Participants may make voluntary cash payments of no less than $25 per investment or more than $100,000 in a calendar year.

•	Participants may make voluntary cash payments to purchase shares whether or not such shareholder authorizes the reinvestment of dividends.

The Plan is administered by the Company’s transfer agent, Wells Fargo Shareowner Services, a division of Wells Fargo Bank N.A., (“Wells Fargo”) at the expense of Vectren. No brokerage commissions will be charged on new issue shares of Common Stock purchased under the Plan. Any brokerage commissions resulting from open market purchases will be paid by Vectren.

The Common Stock is traded on the New York Stock Exchange under the symbol “VVC.”

This Prospectus relates to 1,000,000 shares of Common Stock, without par value, registered for purchase under the Plan.

Investing in shares of Vectren involves risks. Investors should carefully consider the information under the heading “RISK FACTORS” beginning on page 3 of this Prospectus.

Investors should retain this Prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 10, 2014

GENERAL INFORMATION

Vectren Corporation, an Indiana corporation, is an energy holding company headquartered in Evansville, Indiana. The Company’s wholly-owned subsidiary, Vectren Utility Holdings, Inc. (Utility Holdings), serves as the intermediate holding company for three public utilities: Indiana Gas Company, Inc. (Indiana Gas), Southern Indiana Gas and Electric Company (SIGECO), and Vectren Energy Delivery of Ohio, Inc. (VEDO). Utility Holdings also has other assets that provide information technology and other services to the three utilities. Utility Holdings’ consolidated operations are collectively referred to as the Utility Group. Both Vectren and Utility Holdings are holding companies as defined by the Energy Policy Act of 2005 (Energy Act). Vectren was incorporated under the laws of Indiana on June 10, 1999.

Indiana Gas provides energy delivery services to approximately 574,000 natural gas customers located in central and southern Indiana. SIGECO provides energy delivery services to approximately 143,000 electric customers and approximately 110,000 gas customers located near Evansville in southwestern Indiana. SIGECO also owns and operates electric generation assets to serve its electric customers and optimizes those assets in the wholesale power market. Indiana Gas and SIGECO generally do business as Vectren Energy Delivery of Indiana. VEDO provides energy delivery services to approximately 313,000 natural gas customers located near Dayton in west-central Ohio.

The Company, through Vectren Enterprises, Inc. (Enterprises), is involved in nonutility activities in two primary business areas: Infrastructure Services and Energy Services. Infrastructure Services provides underground pipeline construction and repair services. Energy Services provides energy performance contracting and sustainable infrastructure, such as renewables, distributed generation, and combined heat and power projects. Prior to August 29, 2014, the Company had activities in its Coal Mining business area. Results in the financial statements include the results of Vectren Fuels through the date of sale of August 29, 2014, when the Company exited the coal mining business through the sale of Vectren Fuels. Further, prior to June 18, 2013, the Company had activities in its Energy Marketing business area. Energy Marketing marketed and supplied natural gas and provided energy management services through ProLiance Holdings, LLC. In June 2013, ProLiance Holdings, LLC exited the gas marketing business through disposition of certain net assets of its Energy Marketing subsidiary, ProLiance Energy, LLC. Enterprises has other legacy businesses that have invested in energy-related opportunities and services, real estate, and a leveraged lease, among other investments. All of the above are collectively referred to as the Nonutility Group.

The principal executive offices of Vectren are located at One Vectren Square, Evansville, Indiana 47708, its telephone number is (812) 491-4000, and its web site can be accessed at www.vectren.com.

RISK FACTORS

Investing in Vectren Common Stock involves risks. Please see the risk factors described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Quarterly Report on Form 10-Q for the periods ended March 31, 2014, June 30, 2014, and September 30, 2014, and in documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Prospectus until this offering is completed, which are all incorporated by reference in this Prospectus. Before making an investment decision, investors should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus.

WHERE PARTICIPANTS CAN FIND MORE INFORMATION

Vectren has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 to register the shares of Vectren Common Stock to be issued pursuant to the Plan. As allowed by the SEC rules, this Prospectus does not contain all the information set forth in the registration statement or the exhibits to the registration statement. This Prospectus is part of the registration statement. In addition, Vectren files annual, quarterly and special reports and other information with the SEC. Reports, statements or other information may be read and copied at the Public Reference Room maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the Public Reference Room. Vectren’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

The SEC allows Vectren to “incorporate by reference” information into this Prospectus, which means that the Company can disclose important information to investors by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents Vectren has previously filed with the SEC. These previously filed documents contain important information about Vectren’s finances, among other things.

The following documents filed with the SEC by Vectren pursuant to the Exchange Act are incorporated by reference into this registration statement; provided, however, that Vectren is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for the year ended December 31, 2013.

(b)	(i) Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

(ii) Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

(iii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

(iv) Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on January 17, 2014.

(v) Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on February 20, 2014.

(vi) Current Report on Form 8-K filed by Vectren on April 1, 2014.

(vii) Current Report on Form 8-K/A filed by Vectren on April 2, 2014.

(viii) Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on April 4, 2014.

(ix) Current Report on Form 8-K filed by Vectren on May 27, 2014.

(x) Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on May 28, 2014.

(xi) Current Report on Form 8-K filed by Vectren on July 2, 2014.

(xii) Current Report on Form 8-K/A filed by Vectren on July 8, 2014.

(xiii) Current Report on Form 8-K/A filed by Vectren on August 12, 2014.

(xiv) Current Report on Form 8-K filed by Vectren on August 15, 2014.

(xv) Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on August 28, 2014.

(xvi) Current Report on Form 8-K filed by Vectren on September 2, 2014.

(xvii) Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on September 25, 2014.

(xviii) Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on September 29, 2014.

(xix) Current Report on Form 8-K filed jointly by Vectren and Vectren Utility Holdings, Inc. on November 5, 2014.

(c)	The description of Vectren Corporation’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on November 16, 1999.

Vectren also incorporates by reference all documents that the Company files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus until this offering is completed.

Investors should rely only on information contained or incorporated by reference in this Prospectus. The Company has not authorized any other person to provide investors with different or additional information. If anyone provides different or additional information, investors should not rely on it. Vectren is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Investors should assume that the information appearing in this Prospectus is accurate as of the date of this Prospectus only. Vectren’s business, financial condition and results of operations may have changed since that date.

Any references in this Prospectus to “Vectren,” “the Company,” “we,” “us” and “our” are to Vectren Corporation.

Investors may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting Vectren in writing or by telephone at the following address:

Vectren Corporation
Attn: DRIP/Investor Relations Department
One Vectren Square
Evansville, IN 47708
Tel. No. (800) 227-8625
E-mail: vvcir@vectren.com

THE PLAN

Vectren hereby offers to current and potential shareholders, including eligible employees of the Company and those of its wholly-owned subsidiaries as shall be designated from time to time by the Chief Executive Officer of Vectren, the opportunity to purchase shares of the Company’s Common Stock pursuant to the Plan. The Plan consists of the following 43 questions and answers. Answers may reference additional information in other questions.

INTRODUCTION

1. What does the Plan provide?

The Plan provides current and potential shareholders an opportunity to have dividends reinvested in additional Common Stock to be purchased by the Plan either on the open market or directly from the Company in the form of authorized but unissued shares (sometimes referred to as “new issue shares”). Vectren has reserved the right to cause the Plan to purchase shares on the open market or new issue shares, as it determines from time to time, at its sole discretion. (Refer to Question 41 for more information.)

If participants wish, they may also make voluntary cash payments of not less than $25 per investment and not more than $100,000 in a calendar year. A participant may make these voluntary cash payments whether or not the participant has authorized the reinvestment of dividends.

As explained below, the cash dividends and any voluntary cash payments of a participant will be applied by the Company’s transfer agent, acting as the Plan Administrator (Refer to Question 3.), to the purchase of Common Stock at a purchase price determined in the manner set forth in the answer to Question 13. Vectren will pay expenses incurred in connection with such purchases, including, any brokerage commissions incurred as a result of purchases of open market shares. Charges will be incurred by a participant upon the sale of shares credited to the participant’s account. (Refer to Question 23.) Eligible employees may also participate in the Plan through payroll deduction. (Refer to Questions 35 through 40.)

PURPOSE

2. What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a simple and convenient way of investing dividends and voluntary cash payments in Common Stock without payment of any brokerage commissions or service charges. Beneficial owners of Common Stock, whose shares are registered in names other than their own, such as a broker, trustee, or other nominee (“agent”), may participate in the Plan by transferring some or all of those shares to an account established under the Plan. Beneficial owners of Common Stock who desire to participate in the Plan should instruct their agent to initiate the transfer of shares, or such shareholders can contact the Plan Administrator to request assistance. Investors who do not currently own Common Stock may make an initial purchase through the Plan. (Refer to Question 14.) Eligible employees may also participate in the Plan through payroll deductions.

ADMINISTRATION

3. Who administers the Plan?

The Company’s transfer agent, Wells Fargo, acts as the Plan Administrator for the Plan. The Common Stock acquired by the Plan Administrator will either be shares purchased on the open market or new issue shares, as the Company determines in its sole discretion. The Plan Administrator in purchasing shares on the open market will have, consistent with applicable securities laws and regulations, absolute discretion to determine the volume, timing and price of such purchases. If investors decide to participate in the Plan, the Plan Administrator will keep a continuous record of their participation in the Plan and send them a Statement of Account (“Statement”) after each purchase affecting their account. Common Stock purchased through the Plan will be credited to the participant’s account in book-entry form. Participants may deposit Common Stock certificates into the Plan, which will then be credited to their account in book-entry form. This will relieve investors of the responsibility for the safekeeping of certificates and protect against loss, theft, or destruction of stock certificates.

The Plan Administrator may be contacted as follows:

Email

Go to Shareowneronline.com and select Contact Us.

Telephone

Call toll free 866-614-9636, or call 651-450-4064 if you are outside the United States.

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

Current participants may also access their account information 24 hours a day, 7 days a week using the automated voice response system by calling toll free 866-614-9636.

Written Correspondence

Wells Fargo Shareowner Services
Attn: Vectren DRIP
P.O. Box 64856
St. Paul, MN 55164-0856

Certified and overnight delivery:
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

Be sure to include a reference to Vectren Corporation, in addition to the full name on the account and account number, in all written correspondence.

Internet

Existing registered shareholders can access account information through Shareowneronline.com, which is available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries. In addition, existing registered shareholders can enroll in the Plan online.

1.	Go to www.shareowneronline.com.

2.	Enter your Authentication ID* and Account Number.

3.	If not currently enrolled, select Sign Up Now! and follow the instructions.

*If the shareholder does not have an Authentication ID or has misplaced one already sent to him or her, select I do not have my Authentication ID and a process for obtaining one will be provided. For security purposes, this ID is required every time a shareholder signs on to Shareowneronline.com.

New investors can request a Prospectus and Account Authorization Form in one of the methods listed above. In addition, he or she can enroll in the Plan online.

1.	Go to www.shareowneronline.com.

2.	Under Invest in a Plan, select Direct Purchase Plan.

3.	Select Vectren Corporation.

4.	Under New Investors, select Invest Now.

5.	Follow the instructions to setup a new registered account and to begin investing.

PARTICIPATION

4. Who is eligible to participate in the Plan?

Any U.S. person or entity can participate in the Plan if they follow the steps described below. A citizen or resident of a foreign country is also eligible if participation does not violate any governmental regulations or laws. It is not necessary to be a current shareholder to participate in the Plan. Any beneficial owners of Common Stock whose shares are registered in the name of an agent may become eligible to participate in the Plan by having their shares transferred and registered in their own name(s) in stock certificate or book-entry form. Beneficial owners who prefer book-entry registration should instruct their broker to re-register their shares with the Plan Administrator through the Direct Registration System.

5. How does a new investor or current shareholder participate in the Plan?

New investors and current shareholders may contact the Plan Administrator via any of the methods listed in Question 3 to obtain an Account Authorization Form. In addition, Question 3 details how to enroll in the plan through Shareowneronline.com. Completed forms should be returned to the address listed in Question 3. Any correspondence concerning the Plan should refer specifically to the Vectren DRIP. New participants in the Plan must make a minimum initial investment of $500. (Refer to Question 14.)

If a shareholder has Common Stock registered in more than one name (for example, some shares registered in the name of “John Doe” and others registered in the name “John J. Doe”), or the shares are registered in the name of the shareholder and another person (for example, as a joint tenant with his or her spouse), the shareholder will receive an Account Authorization Form for each such registered name. In that case the shareholder (and such other person) has the election of completing and signing and returning any or all such Account Authorization Forms.

6. When may a new investor or current shareholder become a participant in the Plan?

For new investors electing to participate in the Plan through the minimum initial investment of $500, the funds may be sent at any time. Reinvestment of dividends will commence on the first dividend payment date following the initial purchase. Refer to Question 12 to learn how investment dates are determined.

For current shareholders, if the Account Authorization Form is received by the Plan Administrator prior to a dividend record date, then reinvestment of dividends will commence on the related dividend payment date. (Dividends on Common Stock are expected to be paid on or about March 1, June 1, September 1 and December 1. Of course, there can be no assurances the Board will declare dividends to be paid on these dates.) For example, if a dividend is declared on Common Stock payable on June 1 to holders of record on May 15, the Account Authorization Form must be received by the Plan Administrator prior to May 15 in order for the dividend paid on June 1 to be reinvested. If the Account Authorization Form for a current shareholder is received on or after the record date of May 15, the dividend paid on June 1 will be sent to the shareholder as usual and such shareholder’s reinvestment of dividends will commence on the date the next dividend is paid (September 1).

7. What does the Account Authorization Form provide?

The Account Authorization Form specifies the method by which a new investor or current shareholder elects to participate in the Plan. If the “FULL DIVIDEND REINVESTMENT” box is checked, then the Plan Administrator will invest in Common Stock (a) 100% of the participant’s dividends on the total number of shares credited to the participant’s account, and (b) any voluntary cash payments made by the participant. If the “PARTIAL DIVIDEND REINVESTMENT” box is checked, then the Plan Administrator will invest in Common Stock (a) the participant’s designated specific percentage (with a minimum of 10%, and thereafter in increments of 10%) of the participant’s dividends on the total number of shares credited to the participant’s account, while receiving cash on the remaining percentage of dividends, and (b) any voluntary cash payments made by the participant. If the “VOLUNTARY CASH PAYMENTS ONLY (NO DIVIDEND REINVESTMENT)” box is checked, then the Plan Administrator will send directly to the participant 100% of the participant’s dividends on the total number of shares credited to the participant’s account and the Plan Administrator will invest only the participant’s voluntary cash payments, if any, in Common Stock.

Under the Plan, dividends will be reinvested, paid in cash, or both, as designated on the Account Authorization Form until a participant specifies otherwise. (See Question 9.)

8. May a participant have dividends reinvested under the Plan with respect to less than all of the Common Stock registered in his or her name?

A participant may have dividends reinvested under the Plan with respect to all or a portion of the Common Stock registered in the participant’s name. Common Stock registered in the participant’s name includes shares held by the participant in stock certificate form and book-entry form credited to the participant’s account.

9. How can participants change investment options?

Participants may change their investment options at any time by completing and signing a new Account Authorization Form and returning it to the Plan Administrator. (Refer to Question 3.) A change in investment option affecting the reinvestment of dividends will be effective on a dividend payment date if the Account Authorization Form or telephone authorization is received by the Plan Administrator prior to the related dividend record date. (Refer to Question 6.) If the Account Authorization Form is received by the Plan Administrator on or after the related dividend record date, the change will be effective on the next dividend payment date.

COSTS

10. Are any fees or expenses incurred by participants in the Plan?

Except as provided elsewhere in the Plan, Vectren will pay the costs to administer the Plan, including service fees and brokerage commissions on purchases of open market shares. However, if a participant requests the Plan Administrator to sell all or part of the shares credited to his or her account, the participant will pay a service fee (currently $15), any related brokerage commission (currently $0.12 per share sold) and any other related costs. (Refer to Question 23.) In addition, new investors will pay a $10 enrollment fee along with their initial purchase.

PURCHASES

11. How many shares of Common Stock will be purchased for a participant?

The number of shares to be purchased for each participant on an investment date will depend on the amount of dividends the participant elects to reinvest and/or voluntary cash payments to be invested and the price per share of Common Stock. Each participant’s account will be credited as of each investment date with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of the participant on that date divided by the purchase price of each share of Common Stock. (Refer to Question 13.)

12. How and when will shares of Common Stock be purchased under the Plan?

The Plan permits dividends to be reinvested beginning on any dividend payment date (usually March 1, June 1, September 1 and December 1) and voluntary cash payments to be invested beginning on the first day of each month, or the next trading day if any such date should not be a trading day. On each investment date on which a dividend is paid, Vectren will pay to the Plan Administrator the total amount of dividends payable on the shares subject to dividend reinvestment under the Plan. The Plan Administrator will use that amount, along with all voluntary cash payments then held by the Plan Administrator under the Plan, to purchase Common Stock for the accounts of participants at the purchase price set forth in the answer to Question 13. If Vectren directs the Plan Administrator to purchase shares on the open market, it is expected that the Plan Administrator will normally begin purchasing shares on the investment date and will complete the purchases within five trading days. However, in purchasing shares on the open market, the Plan Administrator will have, consistent with applicable securities laws and regulations, absolute discretion to determine the volume, timing and price of such purchases. Neither Vectren nor any participant will have any authority or power to direct the time or price at which shares will be purchased, or the selection of the broker or dealer through or from whom purchases will be made. If Vectren elects to make available new issue shares for purchase, the Plan Administrator will purchase shares of Common Stock from Vectren on the investment date. In months during which dividends are not paid, shares will be purchased with all voluntary cash payments then held by the Plan Administrator in the same manner described above.

13. What will be the price of shares of Common Stock purchased under the Plan?

The price per share of the open market purchases of Common Stock for allocation to the accounts of the participants as of an investment date will be the weighted average price paid by the Plan Administrator for all open market shares that were purchased by the Plan Administrator for that investment date.

If Vectren elects to make available new issue shares for purchase, the price per share of any new issue shares of Common Stock purchased from Vectren on any investment date on behalf of participants in the Plan will be the closing price of those shares as reported on the New York Stock Exchange-Composite Transactions on the relevant investment date. If no trading occurs in the Common Stock on the investment date, the purchase price will be the closing price on the next trading day on which shares are traded.

INITIAL PURCHASES AND VOLUNTARY CASH PAYMENTS

14. How are initial purchases made under the Plan?

A new investor making an initial purchase of Common Stock through the Plan should submit a check in an amount not less than $500 or more than $100,000, plus a $10 enrollment fee together with an Account Authorization Form to the Plan Administrator. New participants will be charged a fee on any returned checks for insufficient funds. Alternatively, a new investor may arrange to have the purchase price deducted from a designated account in a United States or Canadian bank or financial institution in U.S. Dollars. (Refer to Questions 16 and 17.) Investors may not invest more than $100,000 per calendar year. The Plan Administrator will return any excess tendered amount to the participant. Purchases will be made on behalf of a new investor on the first day of the next succeeding month, or on the next trading day if such date is not a trading day, following the Plan Administrator’s receipt of the payment and Account Authorization Form from the participant, except that initial purchase payments received by the Plan Administrator less than three business days before the next investment date may, at the Plan Administrator’s discretion, be invested either on the next investment date or on the succeeding investment date. No interest is paid on initial purchase payments pending investment. The Plan Administrator will return an initial purchase payment to an investor upon telephone or written request received at least three business days prior to the investment date.

15. How does the cash payment option work?

Voluntary cash payments received from a participant by the Plan Administrator prior to an investment date will be invested each month to purchase Common Stock. The Plan Administrator will return voluntary cash payments to a participant upon telephone or written request from a participant received at least three business days prior to the investment date.

If a shareholder wishes to participate only through the investment of voluntary cash payments, the shareholder must check the “VOLUNTARY CASH PAYMENTS ONLY (NO DIVIDEND REINVESTMENT)” box on the Account Authorization Form.

16. How are voluntary cash payments made by check?

The option to make voluntary cash payments by check is available to participants each month. Voluntary cash payments made by a participant cannot be less than $25 per investment or more than a total of $100,000 in a calendar year. If the Plan Administrator receives payments totaling more than $100,000 in a calendar year from a participant, the amount by which the payments exceed $100,000 will be returned to the participant.

A voluntary cash payment may be made by a participant when enrolling by enclosing a check drawn on a United States or Canadian bank in U.S. Dollars (made payable to “Shareowner Services”) with the Account Authorization Form. Thereafter, voluntary cash payments may be made through the use of cash payment forms attached to each participant’s Statement. The same amount of money need not be sent each month and there is no obligation to make a voluntary cash payment each month. Participants will be charged a fee on any checks returned for insufficient funds.

17. How are voluntary cash payments made by electronic funds transfer?

A participant may make voluntary cash payments by means of a monthly automatic electronic funds transfer of not less than $25 per investment nor more than $100,000 in a calendar year or a one-time bank debit from a predesignated account at a United States or Canadian bank or financial institution in U.S. Dollars. If the Plan Administrator receives payments totaling more than $100,000 in a calendar year from a participant, the amount by which the payments exceed $100,000 will be returned to him or her. A new investor must make an initial investment of not less than $500 or more than $100,000.

To initiate automatic monthly deductions or a one-time bank debit, participants must complete and sign an Account Authorization Form with the automatic deductions section completed and return it to the Plan Administrator together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. Forms will be processed and become effective as soon as administratively possible; however, participants should allow four to six weeks for their first automatic investment to be initiated.

Once automatic monthly deductions are initiated, funds will be drawn from the participant’s designated bank account on the 15th day of the month. Participants who invest through automatic monthly deductions are not subject to having their participation in the Plan terminated by the Company if they hold fewer than ten shares in their Plan account. (Refer to Question 43.)

Participants may change the amount of their automatic monthly deduction by completing and submitting to the Plan Administrator a new Account Authorization Form. Requests are processed and become effective as soon as administratively possible. If a participant’s bank account is closed or changed, a new form must be completed and submitted to the Plan Administrator. Changes will be processed and become effective as soon as administratively possible; however, participants should allow four to six weeks for changes to take effect. Automatic deductions may also be changed or discontinued by going to Shareowneronline.com, or by notifying the Plan Administrator by telephone or in writing.

18.	Will interest be paid by Vectren or the Plan Administrator on the cash payment by a new investor to make an initial purchase or on any participant’s voluntary cash payments made under the Plan?

No. Interest will not be paid by Vectren or the Plan Administrator on the initial purchase amount submitted by a new investor or on any voluntary cash payments held pending investment under the Plan. Therefore, Vectren recommends that a new investor and participants making voluntary cash payments send their cash payments so that they reach the Plan Administrator as close as possible and prior to the investment date. A participant should be aware of possible delays in the mail if payment is to be made in that manner. Accordingly, it is recommended that a participant mail the cash payment for an initial purchase or any voluntary cash payment no later than ten days prior to an investment date.

REPORTS TO PARTICIPANTS

19. What kind of reports will be sent to participants in the Plan?

Participants will receive a Statement in the U.S. Mail, or via Email, if so designated, after each purchase showing the amounts invested, purchase prices, shares purchased and other relevant information. These statements are a continuing record of purchases and should be retained for income tax purposes. Participants will also receive either paper or electronic copies of the same communications sent to every other shareholder, including Vectren’s annual report to shareholders, proxy solicitation materials and dividend information required by the Internal Revenue Service to be furnished by Vectren and/or the Plan Administrator.

DIVIDENDS

20. Will dividends be paid on fractional interests in shares credited to a participant’s account?

Yes. Dividends on fractional share interests will either be reinvested in Common Stock or sent directly to the participant, depending upon his or her selected investment option. (Refer to Question 11.)

CERTIFICATES FOR SHARES

21. Will certificates be issued for shares of Common Stock purchased?

Common Stock purchased under the Plan will be registered in the name of Wells Fargo, or its nominee, as Plan Administrator for participants in the Plan, and certificates for such shares will not be issued to participants except upon telephone or written request. The number of shares credited to a participant’s account under the Plan will be shown on his or her Statement. This procedure protects against loss, theft or destruction of stock certificates.

Shares credited to a participant’s account may be withdrawn by accessing his or her account online at Shareowneronline.com, or by notifying the Plan Administrator by telephone or in writing specifying the number of shares to be withdrawn. Certificates for whole shares of Common Stock that are withdrawn will be issued to and registered in the participant’s name (Refer to Questions 22 and 27.) If Vectren, in its sole discretion, elects to terminate the participation in the Plan by a participant holding fewer than ten shares of Common Stock in the participant’s Plan account, the Plan Administrator will transfer to book-entry registration in such participant’s name all whole shares, and will pay to such participant the value of any fractional shares (less certain costs), in such Plan account. (Refer to Question 43.)

Shares credited to a participant’s account may not be pledged. If a participant wishes to pledge such shares, he or she must request that certificates for such shares be issued in the participant’s name.

22. In whose name will certificates be registered when issued?

Upon online, telephone or written request by the participant, certificates will be issued in the name in which the participant’s account is maintained. If the participant wishes to register the shares in another name or transfer the shares to someone else, a completed Stock Power form will need to be provided to the Plan Administrator. Stock Power forms are available online at Shareowneronline.com or upon request from the Plan Administrator. (Refer to Question 3.)

SALE OF SHARES

23. May participants sell shares credited to their account?

Yes. Participants may request the Plan Administrator sell any number of shares credited to their accounts. This may be done by accessing the account online at Shareowneronline.com, by completing the information on the tear off portion of a Statement or by giving detailed written instructions to the Plan Administrator. Alternatively, participants may call the Plan Administrator. In order to sell shares via the telephone, a participant will need his or her Authentication ID provided by the Plan Administrator. (Refer to Question 3.) Sales are made daily and the Plan Administrator will initiate the sale as soon as administratively possible after receiving the notification. Notification should be received by the Plan Administrator no later than 11:00 a.m. Central time. Notifications received after 11:00 a.m. will be processed on the next trading date. Sales will be made on the open market through a securities broker designated by the Plan Administrator. Participants will receive the proceeds, less an applicable service fee (currently $15) and brokerage commission (currently $0.12 per share sold). Proceeds of shares will be paid by check mailed no later than 7 days after the date of sale.

DEPOSIT OF STOCK CERTIFICATES

24. May Common Stock certificates be deposited with the Plan Administrator?

Yes. At the time of enrollment in the Plan, or at any later time, a participant may deposit any Common Stock certificates in his or her possession with the Plan Administrator for credit in book-entry form to his or her Plan account. If a certificate issuance is later requested, a new, differently numbered certificate will be issued.

If a participant wishes to deposit Common Stock certificates in his or her account, the request and certificate(s) must be mailed to the Plan Administrator. The certificates should not be endorsed.

It is recommended that certificates be sent to the Plan Administrator by registered, express or certified mail, return receipt requested and insured for possible mail loss for 2% of the market value. This represents the replacement costs if the certificates are lost in transit to the Plan Administrator. To calculate the market value, multiply the number of shares represented by the certificate(s) being mailed by the current price per share. Insurance covers the replacement of certificates, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time they are mailed until replacements are made.

STOPPING DIVIDEND REINVESTMENT

25. May a participant stop dividend reinvestment or voluntary cash payment investments?

Yes. A participant may stop the reinvestment of cash dividends by changing the investment option as specified in the answers to Questions 7 and 9. Moreover, participants may request in writing that the Plan Administrator return any uninvested voluntary cash payment, and such a request will be honored if the Plan Administrator receives the request at least three business days before the investment date on which the voluntary cash payment would otherwise be invested.

26. When may participants stop reinvesting dividends under the Plan?

Participants may stop reinvesting dividends under the Plan at any time by accessing their accounts online at Shareowneronline.com, or by giving the Plan Administrator notice in writing or by telephone. If the request to discontinue dividend reinvestment is received by the Plan Administrator on or after the record date for a dividend payment, such a request may not become effective until the dividend paid on the payment date has been reinvested and the Common Stock purchased is credited to the participant’s account. The Plan Administrator, in its sole discretion, may either pay any such dividend in cash or reinvest it in Common Stock on the participant’s behalf. If such dividend is reinvested, the Plan Administrator may sell the shares purchased and remit the proceeds to the participant, less any service fee, any brokerage commission and any other costs of sale.

ACCOUNT MANAGEMENT

27. What options are available regarding the transfer of shares held in the Plan?

Gift/Transfer of Shares

If a participant wishes to transfer the ownership of all or part of the shares credited to his or her account to an account for another person, whether by gift, private sale or otherwise, the participant may effect such transfer by mailing a properly executed Stock Power form to the Plan Administrator. Transfers of less than all shares in an account must be made in whole share amounts. Requests for transfer are subject to the same requirements as the transfer of Common Stock certificates, including the requirement of a Medallion Guarantee, which can be obtained from a financial institution such as a bank or broker, on the Stock Power form. Stock Power forms are available online at Shareowneronline.com or upon request from the Plan Administrator. (Refer to Question 3.) Share transfer forms are also attached to account statements.

Transferred shares will be held by the Plan Administrator in book-entry form unless otherwise specified. An account will be opened in the name of the recipient if he or she is not already a participant, and such recipient will automatically be enrolled in the Plan. If the recipient is not already a participant, the account will be enrolled under the full reinvestment option unless the donor specifies differently. The recipient may change the investment option after the transfer has been made. (Refer to Question 9.)

If a participant desires to transfer all shares in an account, it is recommended the transfer request state that “all shares” rather than a specific number of shares be transferred. If a participant’s request to transfer a specific number of shares is received between a dividend record date and a dividend payment date, the request will be processed. However, on the payment date, any additional shares credited to the account from a dividend reinvestment will be added to the account and the participant will need to submit an additional written request if he or she wishes to transfer the remaining shares. Participants will receive a Statement confirming the transfer of shares.

Direct Registration System/Broker-Dealer Accounts

Transfer shares from a broker account: Shareholders who own Common Stock that is held by an agent in street or nominee name may instruct their agent to have some or all of their shares transferred into the shareholder’s name in direct registration system book-entry form. The Direct Registration System permits an investor to hold Common Stock as the registered owner of the Common Stock in book-entry form on the Company’s books rather than (1) indirectly through an agent that holds the Common Stock in street name or in an account with a depository or (2) in the form of a stock certificate. Shareholders should instruct the agent to re-register the shares through the Direct Registration System and specify book-entry registration.

Transfer shares to a broker account: To electronically transfer all or part of their book-entry shares held by the Plan Administrator to a broker account, shareholders must establish a broker account number on their account with the Plan Administrator. To establish a broker account number, shareholders must complete an Authorization to Provide Broker/Dealer Information form, available upon request from the Plan Administrator or the broker (Refer to Question 3.) Once a broker account number is established, shareholders can then instruct the Plan Administrator to deliver to their broker the number of full shares specified. The Plan Administrator will electronically deliver shares within two business days of receiving and accepting instructions. The signature(s) on the authorization to provide broker/dealer information form should be guaranteed by the broker with a Medallion Guarantee.

OTHER INFORMATION

28. What happens if the Company issues a stock dividend or declares a stock split?

Any declared stock dividends or stock splits of Common Stock distributed on shares credited to a participant’s account, both in book-entry form and as stock certificates, will be credited to the participant’s account in book-entry form.

29. If Vectren has a rights offering, how will the Common Stock be credited to a participant’s account?

Participation in any rights offering will be based upon the aggregate number of shares of Common Stock that is held in stock certificate form and any whole shares in book-entry form credited to a participant’s account, including those held in the Plan.

30. What happens when a participant sells or transfers all of his or her Common Stock in stock certificate form?

If a participant disposes of all shares of Common Stock in stock certificate form, then the Plan Administrator will continue to either reinvest the cash dividends, or send the cash dividends directly to the participant, based on the number of remaining book-entry shares credited to the participant’s account, depending upon his or her investment option, until the participant notifies the Plan Administrator in writing to the contrary. A participant may continue to make voluntary cash payments as long as there are whole or fractional shares credited to his or her Plan account. Vectren reserves the right, however, to terminate the participation in the Plan by any participant holding fewer than ten shares of Common Stock in the participant’s Plan account. (Refer to Question 43.) In addition, if the Plan account holds less than one full share, Vectren may from time to time instruct the Plan Administrator to sell the fractional share and forward the proceeds, less any service fee, brokerage commission and any other costs of sale, to the participant, and terminate participation in the Plan.

31. What are the responsibilities of Vectren and the Plan Administrator under the Plan?

In administering the Plan, neither Vectren, the Plan Administrator nor any independent agent is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants. Selling participants should be aware that the share price of Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. Participants should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by the participant. Participants should recognize that neither Vectren nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares purchased or sold under the Plan.

The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of Common Stock by participants. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant. The Plan Administrator is acting solely as Plan Administrator for Vectren and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein to be performed by it and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or Vectren. In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity. The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services, accidents, labor disputes, acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

32. How will shares held in the Plan be voted at the annual meetings of shareholders?

For each annual meeting of shareholders, participants will receive the same proxy materials that Vectren delivers to shareholders who do not participate in the Plan, including either paper or electronic versions of Vectren’s Annual Report to shareholders and proxy solicitation materials. This material will enable participants to vote all of the shares credited to their accounts, including shares held in stock certificate and book-entry form. Participants may elect, in the alternative, to vote the shares credited to their accounts in person at the annual meeting of shareholders.

FEDERAL INCOME TAX CONSEQUENCES

33. What are the federal income tax consequences of participation in the Plan?

The following discussion is based upon the Internal Revenue Code of 1986, as amended and in effect on the date hereof (the “Code”), existing and proposed regulations thereunder, judicial decisions, and current administrative rulings and practices. Any of these authorities could be repealed, overruled, or modified at any time after the date hereof. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No ruling from the Internal Revenue Service or opinion of counsel with respect to the matters discussed herein has been requested.

This discussion is for general information only and does not address the federal income tax consequences that may be relevant to particular participants in light of their personal circumstances or to certain types of participants (such as individuals who are not U.S. citizens or residents) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws. A participant should consult his or her own advisor regarding the tax consequences of participation in the Plan.

If participants reinvest dividends under the Plan, participants will be treated for federal income tax purposes as having received a dividend in an amount equal to the dividend reinvested in Common Stock under the Plan even though that amount is not actually received in cash but, instead, is applied to the purchase of shares and credited to the participant’s account. Beginning in 2013, there is also a 3.8% tax on net investment income, which applies to dividends received by individuals, estates, and trusts. In addition, general rulings issued by the Internal Revenue Service indicate that the participant’s share of brokerage commissions for purchases of open market shares (which will be paid by Vectren) will be taxable as dividend income to the participant. The adjusted basis in Common Stock acquired under the Plan will be equal to the amount required to be treated as a dividend, including any brokerage commissions allocated to such purchases. A participant’s holding period for Common Stock acquired under the Plan generally will begin on the day after the date on which the Common Stock is credited to the shareholder’s account.

Common Stock purchased with voluntary cash payments will be treated in the same manner as Common Stock purchased outside of the Plan. The adjusted basis in such shares will be equal to the price paid, increased by any brokerage commission (which will be paid by Vectren) allocated to such purchases and treated as dividend income.

A participant will not realize any taxable income when he or she receives certificates for whole shares credited to his or her account upon a request for such certificates. However, if the participant receives, upon request, a cash payment for the sale of whole and/or fractional shares credited to his or her account, the participant will realize a gain or loss measured by the difference between the amount of the cash received and the basis in such shares or fractional shares. Such gain or loss will be capital in character if such shares or fractional shares are a capital asset in the participant’s hands. For further information as to tax consequences of participation in the Plan, participants should consult with their own tax advisors.

The tax information in this Question 33 is provided solely as a guide to participants and may be subject to change by future legislation and regulation. Participants are advised to consult their own tax advisors as to the federal and state income tax effects of participation in the Plan.

Emergency Economic Stabilization Act of 2008

Effective January 1, 2012, Treasury Regulation 1.1012-1(e)(6)(i) enabled participants in certain dividend reinvestment plans to use the “average basis method” when determining the tax basis of any shares sold. Participants in the Plan will not qualify for this treatment, however, because the Plan does not require that participants reinvest at least 10 percent of the dividends (if any) paid on the shares they hold under the Plan in additional Common Stock. Consequently, participants in the Plan will not be able to use the “average basis method” in determining the tax basis of any shares they sell under the Plan.

The Plan assumes that each participant will use the first-in, first-out (or “FIFO”) method when determining the tax basis of any shares sold. Participants may designate their preference for “specific identification” cost basis at any time by identifying this preference in writing to the Plan Administrator.

34. What provision is made for domestic and foreign participants whose dividends are subject to federal income tax withholding?.

Federal law requires the Plan Administrator to withhold an amount (currently 28%) from the amount of dividends and the proceeds of any sale of shares for a domestic shareholder if: (i) the shareholder fails to certify to the Plan Administrator that he or she is not subject to backup withholding, (ii) the shareholder fails to certify that the taxpayer identification number provided is correct or (iii) the Internal Revenue Service notifies the Company that the shareholder is subject to backup withholding. The withheld amount will be deducted from the amount of dividends and the remaining amount will be reinvested in accordance with the Plan. The withheld amount also will be deducted from the proceeds of any sale of shares and the remaining amount will be sent to the shareholder.

In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, the amount of tax to be withheld (generally 30% unless a treaty rate reduction applies) will be deducted from the amount of dividends and the remaining amount of dividends will be reinvested. In the case of those foreign shareholders whose sale proceeds are subject to withholding, the amount of tax to be withheld will be deducted from the proceeds of the sale of shares.

EMPLOYEE PARTICIPATION

35. Which employees are eligible to participate in the Plan?

All full-time employees of Vectren and such wholly-owned subsidiaries of Vectren as shall be designated from time to time by the Chief Executive Officer of Vectren are eligible to participate in the Plan.

36. What are the rights of employees under the Plan?

Employees have the same rights under the Plan and are governed by the same terms and limitations that apply to all other participants except as follows. Eligible employees may arrange to make voluntary cash payments through regular payroll deductions. Also, employees who make this election are not required to make an initial $500 minimum investment and are not required to maintain a minimum of ten shares of Common Stock in their Plan account to avoid having their participation in the Plan terminated by the Company. (Refer to Question 43.) Voluntary cash payments by an employee, including payroll deductions, may not exceed $100,000 in a calendar year.

Voluntary cash payments by employees, including payroll deductions, will be applied by the Plan Administrator to the purchase of Common Stock.

37. How does an eligible employee participate in the Plan?

An eligible employee may enroll in the Plan at any time to purchase Common Stock through payroll deductions by completing a Payroll Deduction Authorization & Enrollment Card and returning it to his or her Payroll Department. Employees can obtain an Authorization & Enrollment Card from their Payroll Department Intranet. If an employee wishes to make voluntary cash payments directly to the Plan Administrator and is not enrolled in payroll deductions, an Account Authorization Form must be completed and mailed to the Plan Administrator along with a check for at least the initial $500 minimum investment plus a $10 enrollment fee.

Employees who already participate in the Plan must complete a Payroll Deduction Authorization & Enrollment Card if they wish to begin making voluntary cash payments through payroll deductions. Any employee who wishes to participate in the Plan, but does not wish to make voluntary cash payments through payroll deduction may obtain from the Plan Administrator an Account Authorization Form in order to provide for the reinvestment of cash dividends on those shares.

38. What is the limit on payroll deductions?

An eligible employee may authorize his or her employer to deduct a specified dollar amount from each pay period of each month. The minimum total monthly deduction is $25. Once authorized, payroll deductions will continue until changed or terminated by the employee.

39. May employees change or terminate payroll deductions?

Yes. An employee may change the amount deducted or terminate payroll deductions by giving written notice to his or her Payroll Department. Employees should allow at least 15-days processing time prior to the end of the pay period in which the deduction is made for any change in the amount of the deduction to become effective. Not more than two payroll deduction changes may be made in any calendar year. However, an employee, at any time, may provide to the Payroll Department a signed Payroll Deduction Authorization & Enrollment Card terminating his or her payroll deduction. Employees may terminate payroll deductions and continue to invest by making voluntary cash payments directly to the Plan Administrator.

40. What happens when an employee who participates in the Plan leaves Vectren or one of its wholly-owned subsidiaries?

If an employee ceases to be employed by Vectren or one of its wholly-owned subsidiaries, the Plan Administrator will continue to either reinvest cash dividends or send cash dividends directly to the participant on the shares credited to his or her account, depending upon his or her investment option, until he or she notifies the Plan Administrator by telephone or in writing to the contrary. A former employee may continue to participate in the Plan as long as a minimum of ten shares are credited to his or her Plan account. (Refer to Question 43.)

MISCELLANEOUS

41. May the Plan be changed or discontinued?

Vectren has the right to modify the Plan, or to suspend or terminate the Plan, at any time. Participants will receive notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. Vectren also has the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan. In addition, Vectren has the right to offer to the Plan new issue shares or direct the Plan to purchase open market shares as it, from time to time, determines in its sole discretion. The Plan Administrator has the right to resign at any time upon reasonable written notice to Vectren.

42. Who interprets the Plan?

Vectren will interpret and regulate the Plan and any agreements that establish or administer the Plan, and its interpretation and regulation will be conclusive.

43. May Vectren terminate a participant’s participation in the Plan?

Vectren may, in its sole discretion and at any time, terminate participation in the Plan by any participant holding fewer than ten shares of Common Stock in a Plan account and who, at such time, is not an employee enrolled to purchase shares through automatic payroll deductions or a non-employee participant having funds regularly deducted from a savings or checking account. Before terminating the participation in the Plan of such a participant, Vectren will provide 60-day advance written notice requesting the participant to increase the number of shares credited to the participant’s Plan account to at least ten shares. This 60-day period will encompass two investment dates so as to allow the participant two opportunities to purchase a sufficient number of shares to meet this minimum threshold. If, upon the expiration of this 60-day period, the participant’s Plan account holds fewer than ten shares, the participant will be treated as though the participant had terminated participation in the Plan as of such date, the Plan Administrator will transfer to book-entry registration in such participant’s name all whole shares in the participant’s Plan account, and will deliver to the participant a check for any optional cash payments not then invested and a check for any fractional shares based upon the then current fair market value of the Common Stock, less any service fee, brokerage commission and any other costs of sale.

USE OF PROCEEDS

The number of shares of Common Stock that will be purchased under the Plan and the prices at which the shares will be sold cannot be determined at this time. In the case of shares purchased for the Plan in the open market, Vectren will not receive any of the proceeds of the offering. In the case of new issue shares, the proceeds received by Vectren will be used for general corporate purposes. Vectren cannot estimate the amount of such proceeds which will be devoted to any particular purpose.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases Common Stock in open market transactions, the Common Stock will be sold directly by Vectren through the Plan. As stated elsewhere in this Prospectus, Vectren will pay the costs to administer the Plan, including service fees and brokerage commissions on purchases of shares in the open market. Certain fees apply to participants in the Plan, which are set forth in Question 10 above.

Persons who acquire Common Stock through the Plan and resell the shares shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Vectren will not extend to any such person any rights or privileges other than those to which he or she would be entitled as a participant, nor will Vectren enter into any agreement with any such person regarding the resale or distribution by any such person of the Common Stock so purchased.

The Common Stock is listed on the New York Stock Exchange under the symbol “VVC.” This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Common Stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

INDEMNIFICATION

Pursuant to Indiana law and certain provisions in Vectren’s Articles of Incorporation, Vectren will indemnify each director and officer of Vectren against liability and expenses, including attorneys’ fees, incurred by him or her in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he or she is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his or her status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he or she is adjudged to have breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that he or she breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness. Vectren also maintains directors’ and officers’ liability insurance, which provides, in general, insurance to our directors and officers against any loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy. Furthermore, Vectren is a party to indemnification agreements with each of its directors and executive officers, which require Vectren to indemnify and hold such persons harmless to the greatest extent permitted by law for liabilities arising out of such person’s service to Vectren as a director or executive officer, if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of Vectren and, with respect to criminal proceedings, if the person had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Vectren pursuant to the foregoing provisions, Vectren has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION

Statements contained or incorporated by reference in this Prospectus regarding future events and developments are “forward-looking statements” within the meaning of Section 27A of the Securities Act. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. Because those statements are based on expectations and not historical facts, actual results may differ materially from those projected in the particular statements. Important factors that could cause future results to differ include those listed under or incorporated by reference in “Risk Factors” on page 3 and the following matters:

•
Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to coal and natural gas costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

•
Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, cyber attacks, or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations.

•	Increased competition in the energy industry, including the effects of industry restructuring, unbundling, and other sources of energy.

•	Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under regulation, and the frequency and timing of rate increases.

•
Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.

•	Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations.

•
Economic conditions surrounding the current economic uncertainty, including increased potential for lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.

•	Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.

•
Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

•
Direct or indirect effects on the Company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

•
The performance of projects undertaken by the Company’s nonutility businesses and the success of efforts to realize value from, invest in and develop new opportunities, including but not limited to, the Company’s infrastructure services, energy services, and remaining energy marketing assets.

•
Factors affecting infrastructure services, including the level of success in bidding contracts; fluctuations in volume of contracted work; unanticipated cost increases in completion of the contracted work; funding requirements associated with multi-employer pension and benefit plans; changes in legislation and regulations impacting the industries in which the customers served operate; the effects of weather; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees in a fast growing market where skills are critical; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; ability to obtain materials and equipment required to perform services; and changing market conditions.

•
Factors affecting energy services, including unanticipated cost increases in completion of the contracted work; changes in legislation and regulations impacting the industries in which the customers served operate; changes in economic influences impacting customers served; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees; cancellation and/or reduction in the scope of projects by customers; credit worthiness of customers; and changing market conditions.

•	Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.

•
Risks associated with material business transactions such as the purchase of the federal sector under Energy Services and the sale of Coal Mining and other mergers, acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions.

•
Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.

•
Changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pipeline safety regulations, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

These and other matters are difficult to predict, and many are beyond Vectren’s control, including those discussed in this Prospectus and the Company’s filings with the SEC. Accordingly, investors should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this Prospectus or, in the case of documents incorporated by reference, the dates of those documents, as applicable. Vectren undertakes no obligation to update these statements in the future.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from the Vectren Corporation Annual Report on Form 10-K, and the effectiveness of Vectren Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Plan shares will be passed upon for us by Barnes & Thornburg LLP, 11 South Meridian Street, Indianapolis, Indiana 46204, Vectren’s outside counsel.

THIS PAGE IS INTENTIONALLY LEFT BLANK

Vectren Corporation
One Vectren Square
Evansville, Indiana 47708
(812) 491-4000
www.vectren.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except the registration fee.

Registration fee	$5,238
Trustees’ and transfer agents’ fees	$0
Costs of printing	$5,000
New York Stock Exchange Filing Fee	$7,500
Fees and expenses of attorneys	$10,000
Fees and expenses of accountants	$15,000
Miscellaneous	$4,262

Total	$47,000

Item 15.          Indemnification of Directors and Officers.

Vectren Indemnification Provisions

The Vectren Articles and the Vectren bylaws provide that Vectren will indemnify any individual who is or was a director or officer of Vectren, or is or was serving at the request of Vectren as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit, against liability and expenses, including attorneys’ fees, incurred by him or her in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he or she is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his or her status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he or she is adjudged to have breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that he or she breached or failed to perform the duties of his or her office and the breach or failure to perform constituted willful misconduct or recklessness. Vectren may pay for or reimburse reasonable expenses incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the director’s or officer’s good faith belief that such director or officer has met the standard of conduct prescribed by Indiana law; and (ii) an undertaking of the director or officer to repay the amount paid by Vectren if it is ultimately determined that he or she is not entitled to indemnification by Vectren.

The Vectren Articles and the Vectren bylaws provide that the indemnification rights described above are in addition to any other indemnification rights a person may have by law. The employment agreements with its executive officers will require Vectren to indemnify the executive officers in accordance with its indemnification policies for its senior executives, subject to applicable law.

The Board of Directors of Vectren has approved a form of indemnification agreement (the “Indemnification Agreement”) to be entered into by Vectren with each of its directors and executive officers. The Indemnification Agreements generally require Vectren to indemnify and hold such persons harmless to the greatest extent permitted by law for liabilities arising out of such person’s service to Vectren as a director or executive officer, if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of Vectren and, with respect to criminal proceedings, if the person had no reasonable cause to believe that his or her conduct was unlawful. In addition, the Indemnification Agreement provides for Vectren to make advance payment of expenses to the indemnitee for attorney fees and/or court costs in connection with any proceeding relating to any fact or occurrence arising from or relating to events or occurrences specified in the Indemnification Agreement, provided such person certifies he or she believes in good faith that the standard of conduct justifying advancement has been met, and he or she provides an undertaking agreeing to repay such advancement if there is an adjudication it was unjustified.

Indiana Business Corporation Law Provision

Section 23-1-37 et seq. of the IBCL provides for “mandatory indemnification,” unless limited by the articles, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 23-1-37-10 of the IBCL states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director’s good faith belief that he or she acted in good faith and reasonably believed his or her actions were in the best interest of the corporation (or if the actions are not in an official capacity, the actions were not opposed to the best interests of the corporation) if the proceeding is a civil proceeding. If the proceeding is criminal, the director must furnish a written affirmation that he or she had reasonable cause to believe he or she was acting lawfully or the director or officer had no reason to believe the action was unlawful. The director must undertake to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct required by the IBCL. In addition, those making the decision to reimburse the director must determine that the facts then known would not preclude indemnification under the IBCL.

The IBCL permits a corporation to grant indemnification rights in addition to those provided by statute, limited only by the fiduciary duties of the directors approving the indemnification and public policies of the State of Indiana.

Vectren maintains directors’ and officers’ liability insurance with an annual aggregate limit of $125,000,000 for the current policy period, subject to a $500,000 deductible at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer. When corporate reimbursement is not available as prescribed by applicable common law, statutory law or Vectren’s governing documents, the insurer will reimburse the directors and officers with no deductible with respect to losses sustained by them for specified wrongful acts while acting in their capacities, individually or collectively, as such directors or officers.

Item 16.          Exhibits.

Exhibit
Number	Description

4.1	Amended and Restated Articles of Incorporation of Vectren Corporation effective March 31, 2000. (Filed and designated in Current Report on Form 8-K filed April 14, 2000, File No. 1- 15467, as Exhibit 4.1 and incorporated by reference herein.)

4.2	Code of By-Laws of Vectren Corporation as Most Recently Amended and Restated as of October 1, 2014. (Filed and designated in Current Report on Form 8-K filed September 29, 2014, File No. 1-15467, as Exhibit 3.1 and incorporated by reference herein.)

4.3	Vectren Corporation Automatic Dividend Reinvestment and Stock Purchase Plan. (See the prospectus included in Part I of this registration statement.)

5	Opinion of Barnes & Thornburg LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page hereto)

Item 17.                  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on November 10, 2014.

VECTREN CORPORATION

By:	/S/ Ronald E. Christian

Ronald E. Christian, Executive Vice
President, Chief Legal and External Affairs
Officer and Secretary

LIMITED POWER OF ATTORNEY

The undersigned director and/or officer of VECTREN CORPORATION, an Indiana corporation (the “Company”), does hereby make, constitute and appoint each of RONALD E. CHRISTIAN and M. SUSAN HARDWICK, and each or any one of them, the undersigned’s true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigned’s name, place and stead, to sign and affix the undersigned’s name as such director and/or officer of said Company to a Registration Statement or Registration Statements, on Form S-3 or other applicable form, and all amendments, including post-effective amendments, thereto, to be filed by said Company with the Securities and Exchange Commission, Washington, D.C., in connection with the registration under the Securities Act of 1933, as amended, of additional shares of common stock of the Company, and to file the same, with all exhibits thereto and other supporting documents, with said Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

(1) Principal Executive Officer

/S/ Carl L. Chapman	Chairman, President and	November 10, 2014
Carl L. Chapman	Chief Executive Officer

(2) Principal Financial and Accounting Officer

/S/ M. Susan Hardwick	Senior Vice President	November 10, 2014
M. Susan Hardwick	and Chief Financial Officer

(3) A Majority of the Board of Directors

Name	Title		Date

/S/ Carl L. Chapman	Director	)
Carl L. Chapman		)
)
/S/ James H. DeGraffenreidt, Jr.	Director	)
James H. DeGraffenreidt, Jr.		)
)
/S/ Niel C. Ellerbrook	Director	)
Niel C. Ellerbrook		)
)
/S/ John D. Engelbrecht	Director	)
John D. Engelbrecht		)
)
/S/ Anton H. George	Director	)
Anton H. George		)
)
/S/ Martin C. Jischke	Director	)
Martin C. Jischke		)
)
/S/ Robert G. Jones	Director	)	November 10, 2014
Robert G. Jones		)
)
/S/ J. Timothy McGinley	Director	)
J. Timothy McGinley		)
)
/S/ Patrick K. Mullen	Director	)
Patrick K. Mullen		)
)
/S/ R. Daniel Sadlier	Director	)
R. Daniel Sadlier		)
)
/S/ Michael L. Smith	Director	)
Michael L. Smith		)
)
/S/ Jean L. Wojtowicz	Director	)
Jean L. Wojtowicz		)

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Amended and Restated Articles of Incorporation of Vectren Corporation effective March 31, 2000. (Filed and designated in Current Report on Form 8-K filed April 14, 2000, File No. 1- 15467, as Exhibit 4.1 and incorporated by reference herein.)

4.2	Code of By-Laws of Vectren Corporation as Most Recently Amended and Restated as of October 1, 2014. (Filed and designated in Current Report on Form 8-K filed September 29, 2014, File No. 1-15467, as Exhibit 3.1 and incorporated by reference herein.)

4.3	Vectren Corporation Automatic Dividend Reinvestment and Stock Purchase Plan. (See the prospectus included in Part I of this registration statement.)

5	Opinion of Barnes & Thornburg LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5)

E-1